Exhibit 10.32

EXECUTIVE RETENTION AGREEMENT

THIS AGREEMENT by and between AOL BRASIL, LTDA., a Brazilian limited liability company (the “Company”), and MILTON CAMARGO (the “Executive”) is made as of April 15th, 2004 (the “Effective Date”).

WHEREAS, the Executive is employed by the Company, which is a subsidiary of America Online Latin America, Inc., a corporation of the State of Delaware in the United States of America (“AOLA”), and because of his employment, possesses detailed knowledge of AOLA and the Company and its business operations, as a result of which the Executive’s continued service to the Company is very important to the future success of AOLA and the Company; and

WHEREAS, AOLA and the Company have recognized that, as is the case with many publicly-held corporations, the possibility of a change in control of AOLA exists and that such possibility, and the uncertainty and questions which it and the current financial condition of AOLA and the Company may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of AOLA and the Company and their stockholders; and

WHEREAS, the Company and the Compensation Committee and the Special Committee of the Board of Directors of AOLA have determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the employ of the Company, the Company agrees that the Executive shall receive the benefits set forth in this Agreement.

1. Retention Bonus. If, and only if, the Executive remains employed by the Company through July 1, 2005, the Company shall pay the Executive on July 1, 2005, a lump sum payment (the “Retention Bonus”) in the gross amount of US$120,000; provided, however, that in case any of the following events occurs prior to July 1, 2005, the Company will pay the Executive or his estate the Retention Bonus on the date of the occurrence of the applicable event: (a) the Company provides a Notice of Termination (as defined in Section 3.3) with respect to a termination of Executive’s employment without Cause or as a result of the Executive’s Disability; (b) the Executive provides a legitimate Notice of Termination with respect to the termination of his employment for

Good Reason; or (c) upon death of the Executive according to the terms and conditions set forth in Section 3.2(a).

2. Equity Compensation. On the date hereof, AOLA grants to the Executive a non-qualified option to purchase 120,000 shares of the Class A common stock of AOLA pursuant to AOLA’s 2000 Stock Plan (the “Plan”) at a per share exercise price equal to US$1.59 (the “Option”). The Option will become exercisable for 60,000 shares as of January 1, 2005, and for the remaining 60,000 shares as of January 1, 2006.

In the event the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, the Option and all other then outstanding options to purchase AOLA’s class A common stock issued to the Executive (collectively, the “Options”) will become fully exercisable as of the Date of the Notice of Termination (as defined in paragraph 3.3 below). In the event of a Going Private Event, the Options will become fully exercisable immediately prior to and for purposes of the Going Private Event so that the Executive will be entitled to exercise his options and either participate in the Going Private Event or otherwise dispose of the acquired shares in connection with the Going Private Event. In the event of a Change in Control, in addition to any other rights the Executive may have under the Plan, the Options must either: (a) be assumed by an acquiring entity in accordance with Paragraph 24B(a) of the Plan, in which event the Options will become fully exercisable if the Executive’s employment is terminated without Cause or the Executive terminates his employment for Good Reason; (b) become fully exercisable for purposes of and prior to the termination of the Options pursuant to Paragraphs 24B(b) or (c) of the Plan; or (d) otherwise become fully exercisable immediately prior to the Change in Control. The Option will be subject to all of the other terms and conditions, including terms relating to the termination of the Options, set forth in AOLA’s standard form of Notice of Grant of Stock Options and Option Agreement. To the extent necessary to make the terms of the Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto.

3. Payments to Executive on Termination of Employment.

3.1. Payments and Benefits Due on Termination of Employment by the Company Without Cause or as a Result of Disability or by the Executive for Good Reason.

(a) Payments. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive’s Disability or if the Executive’s employment is terminated by the Executive for Good Reason, then in addition to any amounts due to the Executive under Paragraph 1 hereof, in the event that the Executive executes and delivers to the Company a Release and Waiver in the form of Exhibit B, together with any other document which may be required to release AOLA and the Company from

Released Claims (as defined in the form of document attached as exhibit B) under Brazilian law (collectively, the “Release Documents”) hereto within 21 days after the date of the Notice of Termination, the Executive shall be entitled to be paid (a) an Indemnity, as defined in item 4.7. below, (b) within 30 days of the date of the Notice of Termination, the portion of the Executive’s base salary which Executive is entitle to as a result of his employment during the period until the date of the Notice of Termination which has not yet been paid, together with any amounts for accrued but unused vacation time and for reimbursement of expenses and similar items which have been properly incurred in accordance with the Company’s policies prior to termination and have not yet been paid, and (c) on or prior to the date on which bonuses are paid generally to Company employees, with respect to the fiscal year in which the termination of employment occurs, the proportional annual bonus for which the Executive is entitle to until the date of the Notice of Termination that is calculated using the methodology that will be applied to the calculation of bonuses generally (to the extent that performance of personal objectives constitutes a portion of the bonus eligibility calculation, the Executive will be deemed to have achieved 100% of his personal objectives). Notwithstanding the foregoing, the Executive understands that (i) the definition of “Cause” for purposes of this Agreement in what regards termination “for Cause” by the employer, includes, but is not limited to, the elements provided for in article 482 of the Brazilian Consolidated Labor Laws (“CLT”) and the Executive is entitled to the benefits provided hereunder only in those cases in which the Executive’s employment is terminated other than for Cause as defined in this Agreement. In addition, notwithstanding the foregoing, the definition of “Good Reason” for purposes of this Agreement specifically does not include the elements provided for in article 483 of the CLT and the Executive is entitled to the benefits provided hereunder only in those cases in which the Executive terminates employment with the Company for Good Reason as defined in this Agreement. The parties also agree that, in case the Executive notifies the Company about the existence of Good Reason and the Company so agrees, the Executive shall be released from complying with his obligations resulting from his employment, as well as the Company shall be released from paying his salaries and other benefits.

(b) Continuation of Benefits. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive’s Disability, or if the Executive’s employment is terminated by the Executive for Good Reason, the Executive shall remain, for the period of 12 (twelve) months after termination, eligible for participation in the benefit plans of the Company, limited to the participation in medical and dental coverage which may be supplied by the Plan by which the Executive is currently bound or any other similar plan the Company shall contract for the Executive and his family; it is established, however, that the Executive will not be entitled to the grant of any additional stock options or other stock rights under the Plan.

3.2. Payments Due on Termination by the Company for Cause or by the Executive Other than for Good Reason or Upon the Death of the Executive.

In the event the Company terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, or the Executive dies, then the Executive shall be entitled as of the Termination Date to no additional compensation under this Agreement, except: (a) in the case of the death of the Executive, (i) any excess of the amount of the Retention Bonus in relation to the legally required payments (as defined in Section 4.7), if any, (ii) within 30 days of the date of death, the portion of the Executive’s base salary which Executive is entitle to as a result of his employment during the period until such date that has not yet been paid, together with any amounts for accrued but unused vacation and for expense reimbursement and similar items which have been properly incurred in accordance with the Company’s policies prior to termination and have not yet been paid, and (iii) on or prior to the date on which bonuses are paid generally to Company employees, with respect to the fiscal year in which the Executive’s death occurs, the portion of the annual bonus for which the Executive was eligible until the date of death that is calculated using the methodology that will be applied to the calculation of bonuses generally and subjected to the effective payment to the other Company’s employee (to the extent that performance of personal objectives constitutes a portion of the bonus eligibility calculation, the Executive will be deemed to have achieved 100% of his personal objectives); and (b) as otherwise provided under the benefit plans of the Company or under the applicable Brazilian labor law. Notwithstanding the foregoing, the Executive understands that the definition of “Cause” for purposes of this Agreement includes, but is not limited to, the elements provided for in article 482 of the Brazilian Consolidated Labor Laws (“CLT”).

3.3. Notice of Termination. Any event of termination of the Executive’s employment by the Company or by the Executive (other than as a result of death) shall be communicated by written notice of termination to the other party (a “Notice of Termination”) addressed to the receiving party’s address set forth below or to such other address as a party may designate by written notice hereunder, and shall be either: (a) delivered by hand; (b) made by telecopy; or (c) sent by overnight courier.

If to the Company: AOL Brasil, Ltda.
Av. Marginal do Rio Pinheiros, 5200
America Business Park-Edifício Philadelphia
Bloco B – 1 andar, São Paulo, SP
CEP 05693-000

If to the Executive: Milton Camargo
Alameda das Perobas, 165 — Aldeia da Serra
Santana de Parnaíba, SP 06519-335

All notices and communications shall be deemed to have been given either: (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if made by telecopy, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service.

Any termination by the Company for Cause must be by a Notice of Termination given within a maximum of 30 (thirty) days of the Company’s knowledge of the event(s) or circumstance(s) which constitute(s) Cause, being the understanding of the parties that this is a reasonable period for the assessment and/or deliberation of the decision of Termination for Cause due to the effects of such decision, and will be effective immediately, which date shall be the termination date (the “Termination Date”). Any event of termination of the Executive’s employment by the Company without Cause must be by a Notice of Termination to the Executive, which shall be effective 30 days after the date of delivery, which date of termination shall be the Termination Date. Any event of termination of the Executive’s employment as a result of the Executive’s Disability must be by Notice of Termination and will be effective immediately unless a later date is otherwise stated in such notice, which date shall be the Termination Date.

An event of termination of the Executive’s employment by him for Good Reason must, as well as in case of termination for Cause by the Company, be by a Notice of Termination given within a maximum of 30 (thirty) days of the Executive’s knowledge of the event(s) or circumstance(s) that constitute(s) Good Reason, or within a maximum of 30 (thirty) days of the end of the cure period, if applicable. The Termination Date, in the cases of Termination for Cause of the Executive’s employment by the Company or by the Executive for Good Reason, shall be the same date as that of the Notice of Termination.

The failure by the Executive or by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, or the Company respectively, hereunder or preclude the Executive or the Company, as the case may be, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

4. Key Definitions. As used herein, the following terms shall have the following respective meanings:

4.1 “Change in Control” means the first to occur of the following:

(a) the date on which AOL and ODC do not own, collectively, shares of capital stock of the AOLA representing more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of AOLA,

(b) the date on which AOL and ODC do not collectively have the right to approve the election of (as a stockholder or through its designee on the Special Committee) at least a majority of the Board of Directors of AOLA.

(c) any Person or Persons other than AOL or ODC acquires any general power to prevent AOLA’s Board of Directors or shareholders from taking action on a substantial range of corporate actions without the approval of such Person or Persons other than pursuant to covenants and agreements of AOLA contained in any loan documents, indentures or similar agreements entered into in connection with any bona fide indebtedness for money borrowed by AOLA after the date hereof, or

(d) the date on which AOLA sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of AOLA to any Person, other than a transaction in which

(x) AOL and ODC (i) own, collectively, shares of capital stock or other equity securities of the acquiring Person representing more than 50% of the Voting Power or (ii) individually each of such parties has the right to approve the election of at least a majority of the board of directors or managers, as applicable, of the acquiring Person, and

(y) no Person or Persons other than AOL or ODC has any general power described in clause (c) above with respect to such acquiring Person.

For purposes of this definition of Change in Control: (a) “AOL” means, collectively, America Online, Inc., a Delaware corporation, and Time Warner Inc., a Delaware corporation, and each of their successors, and any of their wholly owned subsidiaries; (b) “ODC” means, collectively, Aspen Investments LLC, a Delaware limited liability company, and Atlantis Investments LLC, a Delaware limited liability company, and each of their successors, any of their wholly owned subsidiaries and any entities wholly owned by Gustavo Cisneros, Ricardo Cisneros or their family members; (c) “Restated Articles of Association” means the Company’s Amended and Restated Articles of Association as the same may be amended from time to time; and (d) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

4.2 “Going Private Event” means the event or transaction which results in AOLA ceasing to be required to file the reports, information and documents required to be filed before the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

4.3 “Cause” means, exclusively for purposes of the present Agreement and in addition to those events set forth in article 482 of the Brazilian Labor Law (CLT), as per Section 3.1.(a) of the present Agreement: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised) or similar concept under Brazilian law; (ii) your failure or refusal without proper cause to perform your duties with the Company, if such failure or refusal remains uncured for 20 days after notice to you; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company or similar concept under Brazilian law; (v) your violation of the rule of the Insider Trading Policy and/or of the “Confidentiality Agreement” or, yet, your material violation of AOLA’s or the Company ´s Standards of Business Conduct (it being agreed that any violation of the Insider Trading Policy of Negotiation for Employees with access to Privileged Information shall be deemed to be relevant for purposes of this definition of “Cause”); or (vi) your improper conduct substantially prejudicial to the business of AOLA or the Company.

4.4 “Good Reason” means exclusively for purposes of the present Agreement, with the express exclusion of the events and/or conducts set forth in the article 483 of the Brazilian Labor Code (CLT) : (a) a reduction in the Executive’s annual base salary; (b) a reduction in the percentage of the Executive’s base salary for which the Executive is eligible for an annual bonus; (c) a material change by the Company in the Executive’s title, responsibilities or reporting relationship, provided that such alteration actually proves to be detrimental to his position within the Company or causes it to become of less responsibility or scope, provided that such material change is not in connection with a termination of the Executive’s employment hereunder for Cause. Executive fully understands and acknowledges that such a possible change in the Executive ´s title shall not, solely considered, constitute “Good Reason” if such change is made in connection with a transaction resulting in a Change in Control; (d) at any time following a Change in Control, a material increase in the responsibilities and duties of the Executive without a commensurate increase in base salary; or (e) the failure of AOLA to comply with any provision of this Agreement which failure, if capable of remedy, has not been cured within 20 days after notice of such noncompliance has been given by the Executive to the Company, provided that any notice of termination hereunder shall be given in the terms and periods as set forth in section 3.3 above; or (f) a requirement by AOLA or the Company that the Executive changes his principal place of employment to a location which is outside of the São Paulo metropolitan area.

4.5 “Disability” means exclusively for purposes of the present Agreement, with the express exclusion of the definition of disability provided by the Brazilian Social Security Legislation the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. Furthermore, the grant of a social security benefit due to disability by the National Institute of Social Security (INSS) will not entitle the Executive to the benefits set forth in this Agreement.

4.6. “Termination of the Company and of AOLA” - In case AOLA is dissolved, liquidated or ceases to exist legally by any other means before or after the leave of absence period, the options to purchase shares which have not yet been exercised shall completely annulled, and the Executive shall no longer, definitively, be entitled to exercise them; in case of termination of the Company or if, by any other reason, it is precluded from performing its obligation to guarantee medical and dental assistance to the eligible Executive, the benefits of medical and dental coverage which may no longer be offered in kind in the terms of items (i) and (ii) of section 3.1.b shall be duly indemnified, in a single payment, taking into consideration the cost corresponding to the maintenance of a plan in the same conditions for the period in which the Company would be obliged to guarantee it in kind.

4.7. “Indemnity” means, in the cases of any of the events as set forth in section 1 above, the higher of (i) twelve times the monthly basic salary of the Executive and (ii) the amount of all statutory indemnities legally required to be paid upon the termination (which includes but is not limited to prior notice paid in lieu of notice and the 40% fine over the Unemployment Guarantee Fund - FGTS deposits) and all indemnities which may be provided by the applicable collective bargaining agreement, with the express exclusion of proportional 13th salary and proportional vacation, payable within 30 days as from the date of the Notice of Termination, clarifying, therefore, that in this case only one of the values shall be paid, that is, the highest of them.

5. Not an Employment Contract. The Executive and the Company acknowledge: (a) that the Executive is an employee of the Company by his own will; (b) that this Agreement does not constitute an employment agreement neither impose on the Company any obligation to retain the Executive as an employee; and (c) that the Executive may terminate his employment with the Company at any time.

6. Taxes. The Executive will not be entitled to any additional payments in the event the Executive becomes subject to tax under Section 4999 of the Internal Revenue Code or any similar tax (“Excise Tax”) as a result of any payment (within the meaning of Section 280G of the Internal Revenue Code or other applicable provision) made pursuant to this Agreement.

7. Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the Arbitration Rules of the São Paulo Board of Mediation and Arbitration, in a proceeding to be administered by the São Paulo Board of Mediation and Arbitration. The arbitration award to be passed by the Court of Arbitration may be submitted to any competent court to determine its execution. In case the proceeding rules of the São Paulo Board of Mediation and Arbitration are silent in relation to any proceeding aspect, such rules shall be supplemented by the dispositions of Law No. 9.307, dated September 23, 1996. The Court of Arbitration shall be formed by 3 (three) arbitrators, of which one shall be designated by the Executive, the other by the Company and the third one, who shall act as President of the Court of Arbitration shall be designated by the arbitrators nominated by the parties. In case the arbitrators designated by the parties do not reach an agreement in relation to third arbitrator, the latter shall be designated according to the rules of the São Paulo Board of Mediation and Arbitration, within a maximum of 10 (ten) days as from the date on which such deadlock is verified. The arbitration shall take place in the City of São Paulo, Brazil and the proceeding, as well as the documents and information submitted to arbitration, are subject to confidentiality. The arbitration award shall be considered as final and definitive and binding to the parties, which expressly waive any appeals. Notwithstanding, each of the parties reserves the right to appeal to the Judiciary in order to (a) guarantee the institution of arbitration , (b) obtain preliminary right protective injunctions previous to the institution of arbitration, being that any of such procedures shall no be deemed to be an act of waiver to arbitration as the only way to solve the conflicts as chosen by the parties, and (c) execute any decision from the Court of Arbitration, including, but not exclusively, the arbitration award. In case the parties appeal to the Judiciary, the Central Court of the Capital City of the State of São Paulo shall be that competent to take cognizance of any judicial proceedings.

8. Successors.

8.1 Successor to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this

Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, the Company shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

8.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9. Miscellaneous.

9.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.2 Non-liability of AOLA; Reduction of Payments and Benefits. The Executive acknowledges and agrees that AOLA is not a party to this Agreement and has no liability or obligation under or due to this Agreement. In addition, notwithstanding any provision in this Agreement to the contrary, the payments and benefits (including, without limitation, those measured by time periods) to which the Executive may be entitled hereunder (i) shall be reduced by the amount of the benefits or payments to which the Executive may be entitled to receive from or on behalf of the Company in similar circumstances under the laws of Brazil or collective bargaining to which the Company or its subsidiaries may be parties and (ii) if stated to be paid in United States dollars, may be paid, at the option of the Company, in the local currency equivalent using the exchange rate in effect at the time of payment, it being understood and agreed that the payments and benefits to be provided to the Executive hereunder shall be the total payments and benefits the Executive shall be entitled to receive in the circumstances set forth herein.

9.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Brazil.

9.4 Tax Withholding. Any payments provided for hereunder shall be paid after any applicable tax withholding required under federal, state or local law.

9.5 Confidentiality. The Executive shall not disclose to any third party the existence or terms of this Agreement, except as may be required by law or for purposes of securing professional financial, tax or legal services.

9.6 Entire Agreement. This Agreement as well as Exhibit C set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. To the extent necessary to make the terms of the already outstanding Options consistent with the provisions of this Agreement, this Agreement constitutes an amendment to the already outstanding Options identified on Exhibit A hereto. In connection with, and in consideration of, the obligations of the Company set forth in this Agreement, the Executive acknowledges and agrees to the continued validity of the Confidentiality Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AOL BRASIL, LTDA.
/s/ Fernando Bourdieu
By: Fernando Bourdieu, Director

MILTON CAMARGO
/s/ Milton Camargo

Exhibit A
Outstanding Options

Date	Shares	Exercise Price
August 7, 2000	46,000	8.00
January 2, 2001	40,000	$2.72
April 9, 2002	44,600	$2.12
January 1, 2004	66,700	$1.42

Exhibit B

Instrument of Release and Waiver

With the acknowledgment and in consideration for the promises made to me by the Company in my Executive Retention Agreement, dated ___, I agree to release and unconditionally exempt America Online Latin America, Inc. (“AOLA”), and any of its successors, subsidiaries, affiliates, related parties, predecessors, incorporated entities and controlling entities, as well as its respective directors, officers, shareholders, employees, benefit plan administrators and trustees, agents, counselors, insurance companies, representatives, affiliates, successors and assignees (jointly, the “Released Parties”) from any liability as related to all and any claims, actions, cause of action, demands, obligations and payments of damages and losses of any nature resulting from my employment with ___[insert the name of the respective entity], of my severance or for any other reasons, whether or not known by me, of which I already had or have currently any material, cause or factor or as a result of any of them up to the date, inclusive, in which I execute this instrument of Release and Waiver (jointly, the “Claims Object of Release”). The Claims Object of Release included, without limitation, all the claims resulting from share options held by me or granted to me by the Company; all claims authorized by Title VII of the Civil Rights Law dated 1964, as amended; all claims authorized by the Worker Adjustment and Retraining Notification Act (WARN) or other similar legal dispositions; all claims authorized by the Incapacitated American Citizen Act; all the claims authorized by the Age Discrimination in Employment Act (ADEA); all the claims authorized by the Old Worker Benefit Protection Act (OWBPA); all claims authorized by the National Labor Relations Act; all claims authorized by the Fair Labor Standards Act; all claims authorized by the Leave of Absence Due to Medical or Family Reasons Act, all the claims authorized by the Employee Retirement Income Security Act; all claims authorized in Section 42 §1981 of the United States Code, all claims authorized by Chapter 760 of the Florida Laws; and all claims authorized By Chapter 448 of the Florida Laws and all claims authorized by foreign, federal, state and local laws, rules, legal dispositions and administrative rules and similar laws; all claims authorized by any common law principles; all claims related to any reinstatement law; and all claims referring to any type of compensation related to any of the Released Parties, whether based on foreign, federal, state or local legal, regulatory or common law dispositions, due to unlawful act, contract or otherwise, up until the date in which I execute this present Instrument of Release and Waiver. This release of all claims does not affect (i) any outstanding claim due to employment-related accident, (ii) my vested rights, if any, in the terms of plan 401(k) of AOLA, (iii) my rights to exercise all and any share options of AOLA held by me and exercisable during the respective exercise period and in accordance with all other terms of options and plans, agreements and option notices based on which such options were granted, neither (iv) possible rights to release I am entitled to as a result of applicable laws, AOLA or ___ [insert the name of the respective entity] policies as a result of my employment with ___[insert the name of the respective entity] due to acts practiced in the scope of my employment.

By undersigning it below, I acknowledge having analyzed and carefully considered this Instrument of Release and Waiver, having understood completely all its terms and that, at my own will, I agree with such terms.

Exhibit C

America Online Latin America, Inc.
Notice of Grant of Stock Options	ID: 98-0198401
And Option Agreement	6600 N. Andrews Avenue
Suite 400
Fort Lauderdale, FL 33309

Option Number:
Plan:
ID:

Effective you have been granted a(n) Non-Qualified Stock Option to buy shares of America Online Latin America, Inc. (the Company) stock at $  per share.

The total option price of the shares granted is $

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
On Vest Date
On Vest Date
On Vest Date
On Vest Date

Change in Control Notwithstanding the vesting schedule set forth above and in Section 9 of the optionee’s Option Agreement, in addition to any other rights the optionee may have under the Company’s 2000 Stock Plan (the “Plan”), including rights the optionee may have in the event of a Change in Control as defined in the Plan, in the event of a Change in Control (as defined in the Executive Retention Agreement between the optionee and the Company dated as of the date hereof (the “Retention Agreement”)), this option must either: (a) be assumed by an acquiring entity in accordance with Paragraph 24B (a) of the Plan, in which event this option will become fully exercisable if the optionee’s employment is terminated without Cause (as defined in the Retention Agreement) or the optionee terminates his employment for Good Reason (as defied in the Retention Agreement); (b) become fully exercisable for purposes of and prior to the termination of the option pursuant to Paragraphs 24B(b) or (c) of the Plan; or (c)

otherwise become fully exercisable immediately prior to the Change in Control (as defined in the Retention Agreement).

Going Private Event Notwithstanding the vesting schedule set forth above, in the event of a Going Private Event (as defined in the Retention Agreement), this Option will become fully exercisable immediately prior to and for purposes of the Going Private Event.

Termination of Employment Notwithstanding the vesting schedule set forth above and the provisions of Section 4 of the optionee’s Option Agreement with respect to the exercisability of the option, in the event the optionee’s employment is terminated by the Company without Cause (as defined in the Retention Agreement) or the Executive terminates his employment for Good Reason (as defined in the Retention Agreement), this option will become fully exercisable as of the date of the Notice of Termination ( as defined in the Retention Agreement), and will remain outstanding during the Leave of Absence Period (as defined in the Retention Agreement), which will be an approved leave of absence for purposes of Paragraph 13(e) of the Plan.

Retention Agreement Controls Notwithstanding Section 20 of the optionee’s Option Agreement, to the extent that there is any inconsistency between the terms of this Stock Option Grant Notice (including the Option Agreement) and the terms of the Retention Agreement, including without limitation, inconsistencies in the definitions of “Cause” or “Disability”, the provisions of the Retention Agreement shall control and shall be deemed to be incorporated into this Stock Option Grant Notice and the Option Agreement and made a part hereof.

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Retention Agreement, the Company’s 2000 Stock Plan as amended and the Option Agreement, all of which are incorporated by reference and made a part of this document.

America Online Latin America, Inc.	Date

Date